Exhibit 99.1

Magellan Petroleum Completes Sale of Onshore Australia Assets

DENVER, March 31, 2014 /Marketwire/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) today announced that on March 31, 2014 (the "Completion Date"), the Company completed the transaction contemplated by the Share Sale and Purchase Deed (the "Sale Deed") entered into with Central Petroleum Limited ("Central") (ASX:CTP), a Brisbane, Australia based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. The Company and Central had previously entered into the Sale Deed on February 17, 2014 (the "Execution Date").

Pursuant to the terms of the Sale Deed, the Company received AUD $15.0 million in cash on the Completion Date and will receive an additional AUD $5.0 million in cash on or before April 15, 2014. On the Completion Date, the Company also received approximately 39.5 million newly issued shares of Central stock, equivalent to an approximate 11% ownership interest. Based on the Central closing price on March 28, 2014, this stock represents a total value of AUD $20.7 million, or a AUD $5.7 million, or 38%, increase over the issuance value of AUD $15.0 million as determined on the Execution Date. In addition, Magellan is entitled to receive bonus payments from Central in the event that future gas sales revenues from Palm Valley exceed certain levels. Following Completion, the Company will wind down its office in Brisbane, Australia, for expected annual savings in general and administrative expense of AUD $2.0 million to AUD $3.0 million.

J. Thomas Wilson, president and CEO of the Company, stated: "Completing this transaction is an important milestone for Magellan. With AUD $20.0 million in cash proceeds and a substantial reduction in general and administrative expenses, Magellan should be in a very strong financial position to pursue its strategy of proving up the value of its other assets and to fund its operations. Furthermore, I’m excited that Magellan will retain exposure to onshore Australia through a significant ownership stake in Central, which we view as a long-term strategic investment for our shareholders. Central is well placed to realize incremental value from Palm Valley and Dingo. More importantly, our shareholders can now benefit from the development potential of Central's approximately 70 million acres in several under-explored Australian basins prospective for unconventional development. Although Magellan’s primary focus will remain its CO2-enhanced oil recovery ("CO2-EOR") project at Poplar, through our ownership interest in Central and our acreage position in the UK, we now also offer shareholders a compelling exposure to multiple emerging large-scale unconventional plays.

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS
Statements in this press release, including forecasts or projections that are not historical in nature, are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "anticipate", "assume", "believe", "budget", "estimate", "expect", "forecast", "intend", “should”, "initial", "plan", "project", and similar expressions are intended to identify forward looking statements. These statements about the Company may relate to its businesses and prospects, planned capital projects and expenditures (including those relating to the Poplar CO2-EOR project), increases or decreases in oil and gas production and reserves, estimates regarding resource potential, revenues, expenses and operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the following: the future value of Central’s stock; the successful implementation of the Dingo field; Central’s ability to develop its acreage; future gas prices realized at Palm Valley and the timing and value of bonuses to be received from Central on the basis of such prices; the variability of the Company’s estimates regarding annual savings in G&A expenses; the technical and economic viability of CO2-EOR techniques at Poplar; our ability to enter into a long term CO2 supply for our Poplar CO2-EOR project; the value of our UK acreage position, the uncertain nature of oil and gas prices in the United States; uncertainties inherent in projecting future rates of production from drilling activities; the uncertainty of drilling and completion conditions and results; the availability and cost of drilling, completion, and operating equipment and services; and other matters discussed in the "Risk Factors" section of The Company's most recent Annual Report on Form 10K and most recent Quarterly Report on Form 10Q. Any forward-looking information provided in this release should be considered with these factors in mind. The Company assumes no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events, or otherwise.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company primarily focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome ("Poplar") in eastern Montana. Historically active internationally, Magellan also maintains exposure to the UK and Australian oil and gas markets through the following assets: (i) a large, mostly non-operated acreage position onshore UK in the Weald Basin prospective for unconventional shale oil and gas production; (ii) an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farm-out; and (iii) an 11% ownership stake in Central Petroleum Limited (ASX:CTP), a Brisbane, Australia based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com.